SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2014

BioCryst Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23186	62-1413174
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

4505 Emperor Blvd., Suite 200

Durham, North Carolina 27703

(Address of Principal Executive Office)

(919) 859-1302

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2014, the Board of Directors (the “Board”) of BioCryst Pharmaceuticals, Inc. (“BioCryst”) awarded a special bonus (the “Special Award”) to all BioCryst employees. The Special Award has been paid as consideration for the significant progress in advancing the Company’s programs, and in particular, the recent successful execution of the Company’s BCX4161 OPuS-1 clinical trial. The Special Award will be payable in cash, paid by the end of June 2014, and will total approximately $1 million. As a result of the Special Award, BioCryst’s Named Executive Officers will receive the following payments: Mr. Stonehouse - $127,491; Mr. Staab - $62,308, Dr. Babu - $54,911; Dr. Sheridan - $67,352; and Ms. Barnes - $46,741.

Also on May 26, 2014, the Board determined that the BCX4161 OPuS-1 clinical trial met its goals and BCX4161 warrants further development. As a result, one of the vesting criteria associated with the performance-based stock options awarded to all employees in August 2013 has been met. Therefore, 25% of the performance-based stock options became vested and a corresponding $2.2 million stock compensation charge will be reflected in the Company’s second quarter 2014 results. For each of BioCryst’s Named Executive Officers, satisfaction of the vesting criteria resulted in the vesting of the following quantities of options: Mr. Stonehouse - 25,000; Mr. Staab - 17,000; Dr. Babu - 17,000; Dr. Sheridan - 17,000; and Ms. Barnes - 17,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioCryst Pharmaceuticals, Inc.

By:	/s/ Alane Barnes
Alane Barnes
Vice President, General Counsel and Corporate Secretary

Dated: May 27, 2014